Results of Shareholder Meetings (Unaudited)
At the annual meeting of shareholders of MFS Variable Insurance Trust,
MFS Money Market Series, which was held on November 1, 2001, the following actions were taken:
Item 1. Trustees of the trust were elected as follows:
Number of Shares
Nominee                                 For          Withhold Authority
Jeffrey L. Shames                   18,327,384.824    65.746
John W. Ballen                      18,327,384.824    65.746
Lawrence H. Cohn                    18,327,384.824    65.746
J. David Gibbons                    18,327,384.824    65.746
William R. Gutow                    18,327,384.824    65.746
J. Atwood Ives                      18,327,384.824    65.746
Abby M. O'Neill                     18,327,384.824    65.746
Lawrence T. Perera                  18,327,384.824    65.746
William J. Poorvu                   18,327,384.824    65.746
Arnold D. Scott                     18,327,384.824    65.746
J. Dale Sherratt                    18,327,384.824    65.746
Elaine R. Smith                     18,327,384.824    65.746
Ward Smith                          18,327,384.824    65.746
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.
Number of Shares
For 16,160,524.202
Against 2,097,102.429
Abstain 69,823.939
Item 3. The amendment or removal of certain fundamental investment policies. Number of Shares
For 15,989,361.435
Against 2,268,265.196
Abstain 69,823.939
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 16,464,433.125
Against 1,793,193.506
Abstain 69,823.939
Item 5. The ratification of the election of Deloitte & Touche LLP as the independent public accountants to be employed by the trust for the fiscal year ending December 31, 2002.
Number of Shares
For 16,464,433.125
Against 1,793,193.506
Abstain 69,823.939